Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Partners of

Star Gas Partners, L.P.:

We consent to the incorporation by reference in the registration statements No. 333-100976 on Form S-3, No. 333-49751 on Form S-4 and Nos. 333-40138, and 333-53716 on Form S-8 of Star Gas Partners, L.P. of our reports dated January 16, 2007, with respect to the consolidated balance sheets of Star Gas Partners, L.P. as of September 30, 2006 and 2005, and the related consolidated statements of operations, comprehensive income (loss), partners’ capital and cash flows for each of the years in the three-year period ended September 30, 2006, and the related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2006 and the effectiveness of internal control over financial reporting as of September 30, 2006, which reports appear in the September 30, 2006 annual report on Form 10-K of Star Gas Partners, L.P.

Our report refers to the restatement of the fiscal 2005 and 2004 consolidated financial statements. Our report also refers to a change to the weighted average cost method of valuing inventory in fiscal 2006.

Our report dated January 16, 2007, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of September 30, 2006, expresses our opinion that the Partnership did not maintain effective internal control over financial reporting as of September 30, 2006 because of the effect of the material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that the following material weakness has been identified; The Partnership did not have personnel with sufficient technical expertise related to the application of the provisions of Statement of Financial Accounting Standards Board No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133). Specifically, the Partnership’s personnel lacked sufficient technical expertise to ensure compliance with the documentation requirements of SFAS 133 at inception of certain hedge relationships.

KPMG LLP

Stamford, Connecticut

January 16, 2007